Exhibit 99.1

           Radyne Reports Third Quarter Earnings of $0.36 Per Share

    PHOENIX, Oct. 27 /PRNewswire-FirstCall/ -- Radyne ComStream Inc.
(Nasdaq: RADN; Warrants: RADNW), today reported net earnings of $6.1 million, or $0.36 per fully diluted share, for its third quarter ended September 30, 2004 compared to earnings of $1.6 million, or $0.10 per fully diluted share for the same quarter of 2003. Earnings include a tax benefit of $4.3 million or $ 0.25 per fully diluted share due primarily to the reduction of a valuation allowance against deferred tax assets arising from the Company's net operating loss carryforwards and unused tax credits of $4.1 million. Net sales for third quarter 2004 were $12.7 million compared to third quarter 2003 net sales of $15.8 million.
    For the first nine months of 2004, sales were $39.8 million compared to $41.5 million for the first nine months of 2003. During the same period, gross profit increased 18%. Gross margins for the first nine months of 2004 were 52% compared to gross margins of 42% for the same period in 2003. The improvement reflects the Company's continuing development of new products with lower manufacturing costs and the success of its new products in the broadcast market.
    Also, at the end of the quarter, sales backlog was $5.7 million compared to $5.8 million at the end of the second quarter. Overall, the Company booked $12.5 million in orders during the third quarter compared to $13.8 million during the third quarter of 2003. For the first nine months of 2004, bookings rose to $37.1 million from $36.3 million during the same period of 2003.
    The bookings for the quarter were influenced by a number of key orders that slipped into the fourth quarter. Since the end of the quarter, the company has booked an additional $5.1 million in new orders. Sales and bookings were further impacted by the Company's decision to withdraw from bidding for large-scale and low-margin system integration jobs. This decision resulted in a reduction in sales of $1.9 million over the first nine months of 2004.
    The Company's balance sheet remains strong with a cash balance of $35.4 million compared to $30.1 million at the beginning of this year. Accounts receivable declined to $8.5 million or 60.9 days of sales outstanding compared to $9.8 million and 62 days at the end of 2003. Inventory increased to $8.9 million from $7.8 million at the beginning of 2004 as the Company made planned components purchases to assure customer delivery times. During the quarter, Radyne repurchased $2.4 million of its shares at an average purchase price of $6.89.
    "Our new products, particularly for the broadcast market, continue to generate strong positive market reactions," commented Bob Fitting, CEO. "The resultant higher margins coupled with continued demand in digital television bode well for continued high profitability."
    Radyne will be holding a conference call on Wednesday, October 27, 2004 at 4:30 p.m. EDT to discuss its third quarter 2004 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-800-901-5241 and the international dial in number is +1-617-786-2963. The conference will also be accessible via the Internet at www.radn.com and www.fulldisclosure.com.

    About Radyne ComStream
    Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through the Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary provides innovative solutions for the integration and installation of turnkey communications systems. Radyne ComStream is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Singapore, Beijing, Jakarta and London. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

    Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

    Safe Harbor Paragraph for Forward-Looking Statements
    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to:
(i) expected future high margins on new products, since there is no guarantee that current sales levels of those products will continue or, that if they do, that the margins will remain high; (ii) continued development of new products and, once developed, if they will be accepted into the marketplace so as to effect profits; (iii) expected new orders, the demand for digital television, and improved market conditions may not materialize, and even if they do, may not result in higher sales/profits; (iv) our inability to generate profits sufficient to offset the deferred tax assets recently capitalized on the balance sheet could result in an asset impairment charge; (v) planned component purchases, and the resultant increase in inventory levels, may not enhance our ability to deliver products on a timely basis and, (vi) the stock repurchase plan may not continue, and even if it does, the desired effect of enhancing earnings per share may not materialize.
    Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to:

     * Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

     *  A downturn in the evolving telecommunications and Internet industries.

     * Risk factors and cautionary statements made in Radyne ComStream's Annual Report on Form 10-K for the period ended December 31, 2003.

     * The effect that acts of international terrorism may have on Radyne ComStream's ability to ship products abroad.

     * Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

    Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.


                            Radyne ComStream Inc.
                         Consolidated Balance Sheets
                                (in thousands)

                        Assets                Sept. 30, 2004  Dec. 31, 2003
                                                 Unaudited

    Current assets:
      Cash and cash equivalents                   $35,366        $30,130

      Accounts receivable - trade,
       net of allowance for
       doubtful accounts of $232 and $489,
       respectively                                 8,481          9,780
      Inventories, net                              8,947          7,766
      Deferred tax assets                           2,795             --
      Prepaid expenses and other assets               683            482
        Total current assets                       56,272         48,158

    Deferred tax assets                             2,945             --
    Property and equipment, net                     1,696          2,269
    Deposits                                          182            182
                                                  $61,095        $50,609

        Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable                             $1,097         $2,181

      Accrued expenses                              3,981          3,527
      Income taxes payable                            160            185
      Customer advance payments                       466            877
        Total current liabilities                   5,704          6,770

    Long-term obligations                              --             16
    Accrued stock option compensation                 146            205
        Total liabilities                           5,850          6,991

    Stockholders' equity:
      Common stock                                     16             16
      Additional paid-in capital                   54,205         53,102
      Retained earnings (deficit)                   1,024         (9,500)
        Total stockholders' equity                 55,245         43,618
                                                  $61,095        $50,609


                            Radyne ComStream Inc.
                    Consolidated Statements of Operations
               (Unaudited, in thousands except per share data)

                              Three Months Ended        Nine Months Ended
                                 September 30,            September 30,
                              2004          2003        2004         2003

    Net sales               $12,707       $15,791     $39,800      $41,463
    Cost of sales             6,133         8,655      19,197       24,029
        Gross profit          6,574         7,136      20,603       17,434

    Operating expenses:
      Selling, general
       and administrative     3,523         2,977      10,395       10,130
      Research and
       development            1,411         1,554       3,964        4,883
        Total operating
         expenses             4,934         4,531      14,359       15,013

    Earnings from operations  1,640         2,605       6,244        2,421

    Other (income) expense:
      Interest expense           10             4          15           22
      Interest and
       other income            (133)          (55)       (305)        (182)

    Earnings before
     income taxes             1,763         2,656       6,534        2,581
      Income tax
       (benefit) expense     (4,302)        1,032      (3,990)       1,032
    Net earnings             $6,065        $1,624     $10,524       $1,549

    Earnings per share:
        Basic                 $0.37         $0.11       $0.64        $0.10
        Diluted               $0.36         $0.10       $0.61        $0.10

    Weighted average number
     of common shares
     outstanding:
        Basic                16,390        15,452      16,404       15,358
        Diluted              16,911        15,721      17,159       15,419


SOURCE  Radyne ComStream Inc.
    -0-                             10/27/2004
    /CONTACT: Malcolm Persen, Chief Financial Officer of Radyne ComStream Inc., +1-602-437-9620/
    /Web site:  http://www.radn.com /
    (RADN RADNW)

CO:  Radyne ComStream Inc.
ST:  Arizona
IN:  TLS STW CPR
SU:  ERN CCA MAV